Exhibit 99.1
Chart Industries, Inc. (GTLS)
Q4 2014 Earnings Call
February 24, 2015

CORPORATE PARTICIPANTS
Michael F. Biehl
Executive Vice President and Chief Financial Officer
Samuel F. Thomas
Chairman, Chief Executive Officer and President
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OTHER PARTICIPANTS
Jeffrey D. Spittel
Clarkson Capital Markets
Noah D. Kaye
Northland Securities, Inc.
Eric A. Stine
Craig-Hallum Capital Group LLC
Chase A. Jacobson
William Blair & Co. LLC
Robert F. Norfleet
Alembic Global Advisors LLC
Rob Brown
Lake Street Capital Markets LLC
Martin W. Malloy
Johnson Rice & Co. LLC
Tom L. Hayes
Northcoast Research Partners LLC
Gregory J. McKinley
Dougherty & Co. LLC
Walter S. Liptak
Global Hunter Securities, LLC
Pavel S. Molchanov
Raymond James & Associates, Inc.
Alexander E. Potter
Piper Jaffray & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Chart Industries, Inc. 2014 Fourth Quarter and Year-End Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. As a reminder, today's call is being recorded.

You should have already received the company's earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart's website at www.chartindustries.com. A telephone replay of today's broadcast will be available following the conclusion of the call until Tuesday, March 3. The replay information is contained in the company's earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statements.

For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company's earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the company's website or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries' Executive Vice President and CFO. You may begin your conference.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Thank you, Nicolas. Good morning, everyone. I'd like to thank you all for joining us today. I'll begin by giving you a brief overview of our fourth quarter and year-end results, and then Sam Thomas will provide comments on current market and order trends we see in each of our business segments. I'll then finish up by commenting on our outlook for 2015.

Fourth quarter 2014 net income was $26.9 million or $0.88 per diluted share. This compares to fourth quarter 2013 net income of $23.2 million or $0.71 per diluted share. Net income for the year 2014 was $81.9 million or
$2.67 per diluted share. This compares to net income of $83.2 million or $2.60 per diluted share for the year 2013.

Sales for the quarter were $326 million, a 7% increase from the prior-year quarter. Improved project volume and execution in Energy & Chemicals and strong Distribution & Storage industrial gas sales were partially offset by decline in BioMedical respiratory therapy sales and D&S LNG sales in both the U.S. and China.

Our gross profit for the quarter was $96.9 million or 29.7% of sales compared with $93.8 million or 30.9% of sales a year ago. Orders received in the fourth quarter totaled $251.7 million and were down 29% sequentially, as the third quarter of 2014 included three major orders totaling over $80 million.

Orders and backlog were reduced in the fourth quarter of 2014 by $33 million to address adjustments in the Distribution & Storage China backlog. These orders, which were primarily received before 2014, were impacted by recent regulatory changes in China or other circumstances indicating the customers were unlikely to fulfill their obligations. As a result, reported net orders for the fourth quarter of 2014 were $218.5 million, including this $33 million reduction.

In the E&C business, fourth quarter sales increased 40% to $110 million compared to the prior-year quarter due to additional project volume and improved execution on LNG liquefaction and petrochemical applications. Gross margins were 30.2% compared with 30% in the prior-year quarter. It should be noted that several brazed aluminum heat exchanger emergency short lead time projects contributed 3% to E&C's gross margin in the current quarter and 4.5% in the prior-year quarter. Excluding the emergency projects, underlying margins did improve almost 2% due to volume and improved execution.

In our D&S business, fourth quarter sales decreased 2% year-over-year to $160 million. Reduced demand for LNG applications in China and lower European results due to currency translation were mostly offset by improved packaged gas sales for industrial gas applications. Gross margins for D&S declined to an unusually low 24.7% compared with 28.8% a year ago, driven by global sales and product mix differences as well as unfavorable currency impacts.

Sales in our BioMedical business declined 8% to $56 million compared to the prior-year quarter. The respiratory therapy segment accounted for the shortfall as a result of currency, competitive pricing, and AirSep warranty.
BioMedical gross profit margin improved to 43.1% in the quarter compared to 37.7% for the same period in 2013, as a result of a $5 million escrow settlement related to excess warranty costs for AirSep oxygen concentrators. This settlement partially offset higher than expected AirSep warranty expense incurred during 2014. Product enhancements implemented to address the warranty issues relating to these concentrators are expected to lower future warranty costs. Furthermore, we continue to pursue additional recovery from a representation and warranty insurance policy associated with the acquisition for higher than anticipated warranty expense and other matters beyond the $5 million recovered in 2014 from the escrow. Excluding the escrow settlement, BioMedical margins would have been 34.2%, which is lower compared to the prior-year quarter as a result of lower respiratory volume and the impact of currency as a significant portion of BioMedical sales are in euros.

SG&A expense for the quarter was $50.8 million, up $1.3 million from the same quarter a year ago. The increase was largely due to higher employee-related variable short-term incentive compensation costs. SG&A as a percentage of sales improved to 15.6% from 16.3% last year on higher revenues in the current quarter.

Income tax expense was $9.9 million for the fourth quarter and represented an effective tax rate of 26.7% compared with an effective tax rate of 27.5% in the prior-year quarter. The fourth quarter 2014 tax rate was lower than the prior-year quarter due to the Tax Extenders package signed at the end of 2014, which allowed Chart to recognize the benefit of its R&D tax credits.

Finally, as we generated a significant amount of cash from operations during 2014, we were able to pay off the remaining $66 million on our revolving credit facility, which represented the former term loan when we refinanced our senior credit facility at the end of October 2014. Therefore, we have no outstanding borrowings on our revolving credit facility, increasing our availability in this facility to $416 million and improving our liquidity as we move into 2015. Our balance sheet is solid giving us substantial financial flexibility for operating as well as strategic opportunities.

I'll now turn the call over to Sam Thomas.

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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thank you, Michael. And good morning, everyone. Our strong fourth quarter results demonstrate our ability to execute on LNG liquefaction and petrochemical projects in E&C and a continued strength in our global D&S industrial gas business. Over the past 90 days, we've implemented cost reduction actions approaching $20 million. This includes a head count reduction of approximately 5% of our global workforce. We've addressed variable compensation costs for 2015 and limited wage increases.

As we move through 2015, we'll closely monitor our end markets and order rates and we'll continue to take appropriate and timely actions as necessary. We have previously demonstrated our ability to successfully manage and execute cyclic downturns with a focus on cost cutting and operations excellence. As an example, in the 2008/2009 timeframe, we cut cost by over $30 million, including a 25% reduction in head count or 800 employees company-wide.

2015 is going to be a challenging year for Chart. We expect growth in our industrial gas and biomedical markets and have significant LNG liquefaction and distribution opportunities that could be larger than any Chart has captured in the past. However, we face deteriorating near-term business prospects in the D&S LNG business for applications based on diesel fuel replacement and within E&C for petrochemical and natural gas processing applications. We anticipate that the strength of the U.S. dollar and increased competition will compress E&C pricing and margins and, at the same time, currency will impact the value of our European results in dollar terms.

In China, we see LNG equipment demand growing as the market adjusts to new emission requirements, and the government continues to pursue its goal of improving air quality. However, oil prices below $60 are impacting progress on that front as the government debates both market and government taxes and incentives to establish a clear spread between LNG and diesel pricing.

Our growth premise and subsequent ramp-up of capital spending and growth in SG&A over the past years has been based on substantially higher oil prices. Current oil prices depress or postpone investment decisions and have not yet been fully reflected in our customers' forecasts.

We'll continue to focus on operations excellence, improve our cost structure during this retrenchment, and focus on serving customers. We expect to be fully prepared for growth and an improved market position as oil prices recover and the growth of natural gas continues globally.

Finally, we have been through these cycles in the past and we have executed well. We have a diversified product portfolio that will provide the necessary profit and cash flows as we move forward. We have a solid balance sheet and significant liquidity to fund our business and continue investment in manufacturing capacity as needed to achieve growth once the cycle turns.

Let me now comment on specific highlights for each of our businesses. Within our Energy & Chemicals business, we booked $71 million in orders during the fourth quarter, which is down sequentially from third quarter orders. As a reminder, third quarter orders in E&C included previously announced Fortis BC LNG liquefaction plant, the Black & Veatch Golar Floating LNG project, and the Sasol ethane cracker totaling in excess of $80 million.

I'm particularly pleased to report that the 100,000 gallon per day LNG liquefier we delivered to Stabilis in 2014 is currently undergoing its startup. This liquefier, the first of the standard LNG plants that Chart introduced, will provide LNG for high horsepower applications but still benefit from the lower costs and emission benefits that LNG affords versus diesel. We expect the Noble and LNG Holdings standard plant liquefiers to also be up and running later this year.

As I mentioned earlier, we remain encouraged by the continued interest and quoting activities for small to mid- scale LNG liquefaction and larger multi-train liquefaction for LNG export facilities here in North America. We're actively engaged in a number of FEED studies for projects that will employ Chart's IPSMR liquefaction process and proprietary equipment. These projects, including Parallax Live Oak LNG and Venture Global LNG, both of which have been announced by those companies, still have to go through various regulatory approvals and ultimately a final investment decision before Chart would receive orders for equipment. Hence while circumspect with regard to the impact of oil prices on investment decisions, we're cautiously optimistic that equipment orders will be forthcoming.

Within Distribution & Storage, we received orders of $129 million in the fourth quarter, excluding the impact of the $33 million backlog adjustment that Michael discussed. This is down 18% sequentially, primarily due to lower LNG equipment orders for diesel displacement applications in light of lower oil prices.

Global industrial gas activity remains consistent with expectations and should continue to grow in 2015, based on recent trends and major customer forecasts. North America's seasonal slowdown was offset by growth in Europe, while Asia was flat in the fourth quarter. Industrial gas sales have been effectively flat for a few years, but with improving industrial production growth and general benefit to the economy from lower energy prices, we expect an increase in demand.

From an LNG perspective, within D&S, orders have slowed, but opportunities still exist, even in the face of a narrow diesel-to-LNG price spread. We're quoting significant opportunities for distribution equipment that could result in orders during late 2015 or 2016. This includes ISO containers for transport on railcars and ships in addition to other equipment used in the virtual pipeline. We're seeing developing opportunities for LNG gasification systems on a global basis, but particularly in South America. This is an exciting LNG opportunity in a growing geographic market for Chart.

As I mentioned earlier, we see strength in industrial gas applications globally as we move forward into 2015, particularly for packaged gas products where we offer solutions, which improve customer quality and reduce distribution costs.

Moving on to BioMedical, orders of $52 million were up slightly as both respiratory and life sciences improved over the third quarter while commercial oxygen systems were down as environmental application project timing is lumpy. It appears that respiratory therapy demand has started to stabilize as orders and revenues have been consistent for the third and fourth quarters of 2014. While we expect demand to be fairly flat in 2015, we are expecting to see some growth in the second half as we penetrate the China market. As Michael indicated, we're going to see currency headwinds for European demand, but we're encouraged by the underlying organic trends.

Life science applications continued to improve as we benefit from the partnerships we've established with Thermo Fisher and Brooks Automation. With increased disease research and new innovative products, we expect growth in 2015.

Finally, we've set the stage for our commercial oxygen system applications to grow in 2015, with improved product lead times, and an external customer financing option for wastewater applications.

Michael will now provide our outlook for 2015.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Thanks, Sam. We entered 2015 with $640 million in backlog and, as Sam has mentioned, we're facing uncertainty across several markets we serve. Macroeconomic concerns, currency and a reduction in oil price are expected to impact our results for 2015. We anticipate growth in the industrial gas, healthcare, life sciences, and environmental industries we serve. However, competition is increasing in natural gas processing and petrochemical applications that will compress our margins. As Sam indicated, we will continue to focus on operational improvements and cost reduction initiatives as we face this uncertainty.

I think it's also important to further detail the impact currency is having on our business. Although our local results have been solid in Europe, given our euro exposure and the strength of the dollar, the translation impact is certainly affecting our business. In addition the strong dollar is making us less competitive when we bid against those who have currency advantage, which is driving pricing down and will compress margins in E&C. However, our capacity expansion projects outside the U.S. should help to mitigate this impact.

Based on these factors, we expect sales for 2015 to be in a range of $1.05 billion to $1.2 billion, and diluted earnings per share are expected to be in a range of $1.60 to $2.10 per diluted share on approximately 30.7 million weighted average shares outstanding. In addition, our earnings will be more weighted towards the second half as it has been historically. This excludes any restructuring cost and potential dilution impact resulting from our convertible notes.

We currently estimate our capital expenditures for 2015 to be between $60 and $70 million, which includes approximately $50 million for our expansion in China. Additionally, we're estimating our income tax rate of 31% for 2015 as the U.S. has not extended the research and development credits at this time and we see a regional mix shift towards earnings in the U.S. at a higher tax rate.

I'd now like to open it up for questions. Nicolas, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] Our first question comes from the line of Jeff Spittel with Clarkson Capital. Your line is now open. Please proceed with your question.
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Jeffrey D. Spittel
Clarkson Capital Markets
Thanks. Good morning, Sam and Michael.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Hi.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Hi, Jeff.
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Jeffrey D. Spittel
Clarkson Capital Markets
Maybe if we could start with, appreciate that there are a lot of moving parts in terms of the bid pipeline for you guys. But as you kind of look out at D&S and E&C for the balance of 2015, could you talk us through some of the swing factors or some of the things that might need to happen for book-to-bill ratios to approach or maybe even eclipse 1?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Sure. Within E&C the areas that we think are most likely to deliver meaningful orders are in fact liquefaction projects, either floating LNG for stranded gas fields around the world particularly Africa, and some South American opportunities. And more importantly, a number of potential LNG export projects where they're using multi-trains of nominally one million tons or in some cases two million tons per train to achieve base load. Those projects are being sold to off-takers or customers or primarily utilities in both Europe and Asia, and we're actively working on those projects, trying to get them or participate in getting them to DOE approvals and with signed off-take agreements. Those could actually swing the balance as you've indicated from a decreasing backlog to a book-to-ship ratio above 1.

Within D&S, we have a backdrop of improving industrial gas demand, which in previous up-cycles have exhibited 15% to as much as 20% growth. We didn't see that kind of growth engine in the 2008/2009 to 2014 recovery. And frankly the – currently the projected industrial production growth rates around the world don't support it going to that, but certainly they support high single-digit growth rates.
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Jeffrey D. Spittel
Clarkson Capital Markets
Okay. I appreciate that color. And maybe switching gears, Sam, you referenced some potential gasification opportunities, I think it's been a while since we've talked about those. Could you just maybe give us a refresher on what the kit looks like that you sell into those projects or maybe general word or a magnitude of what dollar figures look like for those?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
When we talk about coal gasification, our primary product, our brazed aluminum heat exchanger is going into very large air separation plans. The challenge with those applications is that a combination - the majority of them are in China, you've just seen some publicity in the U.S. of a pull back in support in the U.S. for a coal gasification project. The challenge with that is a combination of low oil prices and more particularly low natural gas prices along with the concerns over air pollution and CO2 emissions, mean that those projects do not appear to be going forward quickly. In China, there is a hiatus and I believe we will have to wait for the next five-year plan as it's rolled out over the next year to understand to what extent the Chinese will proceed with coal gasification plants. But I believe that 2015 will be a year of wait and see.
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Jeffrey D. Spittel
Clarkson Capital Markets
All right. I appreciate the color. Well done this quarter guys.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thank you.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Thank you.
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Operator: Our next question comes from the line of Noah Kaye with Northland Capital Markets. Your line is now open. Please proceed with your question.
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Noah D. Kaye
Northland Securities, Inc.
Thank you and good morning. The first question, you're talking about a $50 million capex allocation for a China expansion this year. Can you give us a little additional color on that allocation spend, where it's going exactly? Is it for Wuxi or Changzhou? Thank you.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yes. It's going to our new site – our greenfield site in Changzhou. Our buildings on the site are roughly 80% complete. The $50 million will go to finishing those buildings and also to purchase production equipment for both

LNG and industrial gas applications. The initial products that will be started up primarily in the third and fourth quarter will be LNG vehicle tanks. There'll also be capacity allocated to production of ISO containers and the capacity also has the flexibility to produce any range of our products.
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Noah D. Kaye
Northland Securities, Inc.
Okay.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Other area is our packaged gas or Perma-Cyls for LNG apartment block for process heating to replace oil-fired equipment.
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Noah D. Kaye
Northland Securities, Inc.
Okay. That's very helpful. Could you just sort of help us understand a little bit more on the reduction in that D&S backlog for China? I mean I believe in the past you said you had $100 million or more of backlog with obviously one major customer for that market. So, how should we understand the specific amount of reduction? What exactly happens to cause you to reduce it? And what's your view on kind of the rest of that backlog rolling out into revenue?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
The reduction in backlog is the result of a thorough scrub of the existing backlog because, as you know, we booked many of these orders in 2014 and went through a period with relatively few customer deliveries. Some of the products, the majority were not started, but some were finished and sat in backlog.

Nearly 70% of the cancellations were due to regulation changes related to transport licenses for mobile equipment. In addition, there were – a number of them were for intermodal containers on portable fuel stations
– portable self-contained fuel stations where there were no government standards in 2014 and customers decided not to proceed when they realized the space requirements and set back requirements of the government standards which were implemented during 2014.

Of the total $33 million, roughly 10% of that was related to the impact of these regulations on the one large customer of PetroChina. The balance of the backlog has been confirmed by them and we've received assurances from them that a majority of that backlog will be shipped during 2015.
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Noah D. Kaye
Northland Securities, Inc.
Okay. Great. Thank you so much.
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Operator: Our next question comes from the line of Eric Stine with Craig-Hallum. Your line is now open. Please proceed with your question.

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Eric A. Stine
Craig-Hallum Capital Group LLC
Hi, Sam. Hi, Michael.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Hi, Eric.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Hello, Eric.
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Eric A. Stine
Craig-Hallum Capital Group LLC
Maybe just given what's going on in the market, I know the EPS guidance range is wider than typical, maybe can you just talk about some of your assumptions, whether it's oil, FX, or some of the larger opportunities, I guess. You just spoke to PetroChina, but some of the other opportunities that get you to the low-end or to the high end, how we should think about that?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Well, Michael can address the currency impact.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
In terms of currency, Eric, in the current quarter, our sales were about $4.5 million lower and margin was about $2 million lower impact related to currency. Going into 2015, based upon where the current rate is at compared to the prior year, our sales are down $25 to $30 million going into this year and between $0.21 and $0.26 per share as a result of that decline in currency compared to 2014.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
And going back to – the majority of the spread and range and our uncertainty is related to the impact of the reduced spread between crude or more particularly diesel and LNG. As you know, in many markets, that spread has gone to a very small number, particularly North America.

In China, it's also gone to a smaller number, extending paybacks, but the government is intervening and there's talk of more intervention both from the standpoint of raising – they have raised and are talking about additional increases in excise tax on diesel as well as discussion of – as import prices for LNG come down dramatically on the Crude Cocktail pricing formula as to whether the Chinese government will adjust prices for domestic natural gas, which would also impact the domestic liquefaction.

Those probably create the greatest uncertainty, and it's really a matter of timing as to how the market comes back when these price spreads and future price spreads result in orders to us. Certainly depressed at the moment as people are absorbing, but we expect it to improve the prospects that we are counting on to underpin our forecast are in the LNG area are those customers who are taking the long-term view to oil and natural gas pricing, and also have the balance sheet or the equity availability to go forward in an otherwise unfavorable short-term environment.
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Eric A. Stine
Craig-Hallum Capital Group LLC
Okay. But it sounds like, in terms of projects in backlog or business in backlog that you are assuming that a fair amount of PetroChina is – that that does occur in 2015?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yes. I should say at least 50% of the backlog is executed in 2015.
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Eric A. Stine
Craig-Hallum Capital Group LLC
Okay. Thanks for that. Maybe just turning – just curious if you can provide any clarity on the current quarter and without necessarily specifics, but what the orders look like? I mean, clearly things have deteriorated since the end of the year and just how we should think about it when comparing the two?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
First quarter is traditionally very weak. It's the time we consider whether we should slash our wrists or not on an annual basis. This year is consistent with that.
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Eric A. Stine
Craig-Hallum Capital Group LLC
Okay. But not consistent with that but, I mean, you're not seeing, fair to say, a dramatic deterioration or, I mean, it's kind of just normal – I mean, in the context of the current market environment, but normal seasonality?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
I think our comments about those markets that we see showing growth in 2015 have produced orders consistent with that. Those markets that we have said we expect to be challenged have been challenging in the first quarter. I think that as we went through our budgeting process starting in October and finalizing just a few weeks ago, we had questions about the level of demand which customers responded very positively in November timeframe that they didn't see any issues, were a bit more circumspect in December and more negative in February. So the impact of lower oil prices spreading through to natural gas applications has taken time – is taking time for it to be absorbed. And the sentiments have become more negative over that time period. It's difficult to predict at what point should you get a reversal of sentiment, but I would say that it's currently still becoming more negative.
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Eric A. Stine
Craig-Hallum Capital Group LLC
Okay. I appreciate that. Thanks a lot.
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Operator: Our next question comes from the line of Chase Jacobson with William Blair. Your line is now open. Please proceed with your question.
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Chase A. Jacobson
William Blair & Co. LLC
Hi. Good morning.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Hello, Chase.
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Chase A. Jacobson
William Blair & Co. LLC
So, I guess, a question on the cost savings plan here. You mentioned that you've been doing it for about 90 days now. You're targeting $20 million in savings. Can you give us some idea of how far along you are in that? What kind of savings you're accounting for in your guidance for 2015 because $20 million is pretty meaningful? And also, what are the costs associated with that?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
First, the savings are savings that already have been acted upon, whether they are announcing and moving forward with layoffs or in the case of other costs, they are costs that were budgeted and consistent with expenses we had in 2014, which have been eliminated or deferred for 2015. We're obviously executing on varying levels of backlogs in our business. We're not reducing head count or production capability or customer service capability in those businesses, which are busy or have imminent strong prospects, where we're convinced that we're going to see a downturn in activity and don't have orders or backlog to execute, then we've reduced head count. In terms of other cost savings, it will go across the organization based on our estimates of what the current opportunities are and what future opportunities are for each of our businesses, in the case of SG&A activities for each of our support activities. So, I'm confident that we have the ability to run a flexible organization. We've got a management team and employees who have grown up in capital spending businesses which go through cyclic activity. We know how to do it.
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Chase A. Jacobson
William Blair & Co. LLC
Okay. So there is no special restructuring costs or anything associated with this that we're going to see in the first quarter?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
There are restructuring costs. I would say they are very minor in the first quarter, probably less than $1 or
$2 million.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Yes, probably less than $1 million.
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Chase A. Jacobson
William Blair & Co. LLC
Okay. My other question on the D&S margin. The revenue is stronger than we thought, I understand the currency headwinds. But can you maybe – can you give us some more color on how the mix impacted it and kind of what that means as we go forward for 2015 because the margin that was reported was one of the lowest that we had in our models going back. So just any color you could give there would be really helpful?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
There were a number of geographic and product mix issues in that of significant sales of relatively low margin product. Some of them were one-time events, some of them were products that we're on a increasing production trajectory, but need to get volumes higher before gross margins come to a reasonable level. We highlighted it as unusually low because we think that a significant part of that shortfall from traditional margins was specific to that quarter. However, I'll temper that by saying that to the extent that we're running our factories at relatively low levels of utilization and with the reduction of orders – the global competition is intense – that it may take a few quarters to get back to traditional D&S margins.
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Chase A. Jacobson
William Blair & Co. LLC
Okay. That's helpful. Thank you.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
That view is reflected in our guidance.
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Operator: Our next question comes from the line of Rob Norfleet with Alembic. Your line is now open. Please proceed with your question.
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Robert F. Norfleet
Alembic Global Advisors LLC
Good morning.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Good morning.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Good morning, Rob.
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Robert F. Norfleet
Alembic Global Advisors LLC
I just had a couple of quick questions. One, on the large North American LNG projects or the prospects that you all spoke of, can you discuss a little bit or give us some granularity as it relates around margins for those projects? Just as I go back and look at the original projects that we did in North – not even in North America, but the Wheatstone and APLNG, they were – they were done at a very low margin. And given that we're in a very competitive environment, I just want to try to understand how the bidding for those projects look and what type of E&C margins those projects will likely have?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yeah, that's obviously of key interest to us, not something that I'm going to provide an enormous amount of color around except to say that in each of these projects we are selling not just equipment, but a process design and taking on process responsibility. So, the margins are – I would expect to be slightly better than historic base load LNG facility orders, but perhaps not at the same level as the high level of E&C gross margin overall.
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Robert F. Norfleet
Alembic Global Advisors LLC
Okay and that's helpful. And I know you talked a lot about obviously the competition that we're seeing in the markets and obviously that's driving price down. Can you maybe give us a little bit more – just a little bit more around what you're actually seeing in E&C and D&S in terms of some foreign competitors that are coming in and are significantly undercutting on price? Or just give us a sense of what the markets currently look like?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
In the case of E&C on a global basis, a number of markets for brazed aluminum heat exchangers are depressed, cyclically depressed, particularly air separation applications. One market that was noticeably more robust than others was the natural gas processing and particularly petrochemical applications for these exchangers and cold boxes in the U.S., and we've seen significant price competition, on what had previously been an area where we've had very high market share, of non-U.S. manufacturers bidding on those projects, and either winning some or forcing us to take them at lower prices.

In respect to D&S, as I've talked about, there's been relatively flat demand for D&S products, particularly bulk products for the industrial gas market, and there has been reduced demand over the last few months for LNG bulk products, which has led to increased competition. There are a couple of smaller U.S. players, European players but also Chinese players that are all competing outside of their normal regions although not on the same global extent as Chart does.
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Robert F. Norfleet
Alembic Global Advisors LLC
Okay. Great. And lastly, just on M&A, I mean obviously there, given the balance sheet strength you guys have the availability on the revolver and the cash flow generation, I would think there is some interesting opportunities given the turmoil in the markets. Can you just kind of discuss how you're viewing M&A in 2015?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yes. We view it positively and that this can be an opportunity in 2015 and 2016 to add bolt-on acquisitions, that would give us new products or a broader portfolio close to the products we manufacture or give us better regional coverage. We believe that as it reflected in our share price, the earnings multiples will come down. It may take a bit more time for that to – that sort of realism or multiple to get into the heads of sellers. But we are prepared and continuing to build a list of companies that we would like to have the opportunity to acquire.
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Robert F. Norfleet
Alembic Global Advisors LLC
Great. Thanks so much.
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Operator: Our next question comes from the line of Rob Brown with Lake Street Capital Markets. Your line is now open. Please proceed with your question.
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Rob Brown
Lake Street Capital Markets LLC
Good morning.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Good morning, Rob.
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Rob Brown
Lake Street Capital Markets LLC
Could I just clarify the PetroChina backlog, what's sort of the backlog now at PetroChina that exists after your major adjustments?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
$93 million.
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Rob Brown
Lake Street Capital Markets LLC
Okay, good. Thank you. And then just one more question on sort of visibility with oil in flux. You talked about things getting a bit more negative here. Kind of where do you think – do you think that's settled down or do you still think the visibility in the oil related businesses is still – give us a sense of what do you think the visibility is and how much of that's still in flux?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Given how poor I've done historically in forecasting Chart results, I don't think I have much of a career in forecasting oil prices. Having said that, I think that if oil prices – as oil prices recover to the levels they are forecast by the experts, I think that the growth of natural gas as an energy source and the use of LNG for global trade to facilitate that will reassert themselves and it will be a growth business for us going forward. I don't think a likely outcome is that we'll have very low oil prices in perpetuity or that the use of LNG and the increased use of natural gas will go away. I also feel very good that we have the capacity and the capabilities we do as we go through a consolidation, because I think that as demand comes back, Chart will be in a position to, without capacity constraints, to grow very rapidly and profitably into increasing markets.
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Rob Brown
Lake Street Capital Markets LLC
Okay, thank you.
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Operator: Our next question comes from the line of Martin Malloy with Johnson Rice. Your line is now open. Please proceed with our question.
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Martin W. Malloy
Johnson Rice & Co. LLC
Good morning. Just going back to the D&S opportunities that you talked about potentially materializing near the end of this year or in 2016, are those predominantly in China and dependent on regulation in taxes?
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
They are not. They include opportunities in North America, in Europe and South America. And a large portion of them are for shipboard transport of LNG as the diesel fuel replacement. Sometimes for marine application, sometimes for island power generation as an example.
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Martin W. Malloy
Johnson Rice & Co. LLC
Okay. And then as far as gas processing looking back to 2013, it represented about half of the E&C revenues I believe. Can you talk about what you're seeing out there in terms of the demand for the heat exchangers for gas processing uses? There's been a couple of cancellations in the press recently on gas processing facilities.
_______________________________________________________

Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yes. Our assumption going back into early fourth – late third quarter early fourth quarter was that, that the number of gas processing opportunities, particularly in North America, which is a large part of the global demand, would diminish because the growth of the liquids products, particularly ethane and propane, was outstripping demand. We had a remarkable period through 2013 and 2014 that no matter how much propane was produced, there was a ready export market for it and ethane was not growing so quickly that conversions of crackers from naphtha to ethane were absorbing a good part of it.

As you know in the third and particularly in the fourth quarter, the prices for those NGLs collapsed and, while the export market people are positive long-term that the propane can be absorbed and the folks producing ethane are fairly confident that there will be a significant demand uplift from the new ethylene crackers that are being built primarily on the Gulf Coast, we're still a time period away from that. And it does appear that, while we saw higher than expected order activity for natural gas processing applications in the fourth quarter and even as early as January, that there is a pull back in demand that started late January or early February, that leads us to believe that there will be at least a six month hiatus on significant numbers of new natural gas projects.

So we have plenty under discussion, but it seems to be a period of wait and see. And the low natural gas liquids and natural gas prices that are being maintained as we go through this cold snap, probably indicates that that's at least a six month hiatus.
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Martin W. Malloy
Johnson Rice & Co. LLC
Thank you.
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Operator: Our next question comes from the line of Tom Hayes with Northcoast Research. Your line is now open. Please proceed with your question.
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Tom L. Hayes
Northcoast Research Partners LLC
Thank you. Good morning, gentlemen.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
Hi, Tom.
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
Hello, Tom.
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Tom L. Hayes
Northcoast Research Partners LLC
Just wanted to circle back on the expectations for the industrial gas business. Did I hear right that that's expectations of your growth from both the U.S. and Europe and is there expectations for one to be stronger than the other?
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
I am happy for them to compete with one another and let us know. The industrial production growth forecast or GDP growth would seem to favor the U.S. economy, and we've seen good activity supporting that from our North American industrial gas customers in the fourth quarter and early in the first quarter. The sales growth is focused towards those products, particularly our microbulk products that offer distribution efficiency for the industrial gas producers or distributors and also customer benefits in terms of product quality. So we're seeing that as a growth market.

Europe, while the overall European growth seems anemic, we do see more activity in Northern Europe and Central Europe, and I think there's also a belief that perhaps the levels of activity in Europe have been low for so long that there is a need for increased spending and an opportunity for increased spending, despite the relatively anemic growth projections.
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Tom L. Hayes
Northcoast Research Partners LLC
Great. Thank you.
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
And one further comment about our European operation is that with the strength of the euro, excuse me, the weakness of the euro and also the Czech koruna, we find we're able to compete in a wider range of markets, Middle East and South America as an example.
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Tom L. Hayes
Northcoast Research Partners LLC
Thanks.
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Operator: Our next question comes from the line of Greg McKinley with Dougherty. Your line is now open. Please proceed with your question.
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Gregory J. McKinley
Dougherty & Co. LLC
Yeah. Thank you.
_______________________________________________________

Samuel F. Thomas
Chairman, Chief Executive Officer and President
Hi, Greg.
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Gregory J. McKinley
Dougherty & Co. LLC
Good morning. Just a few follow-up questions related to PetroChina, $93 million in backlog. Is it correct that none of PetroChina was recognized as revenue for 2014 or roughly none?
_______________________________________________________
Michael F. Biehl
Executive Vice President and Chief Financial Officer
About $12 million was recognized in 2014.
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Gregory J. McKinley
Dougherty & Co. LLC
Okay. In terms of your China expansion project, is it – now, that's, I think is that entirely a D&S related investment or is that going to combine some E&C capabilities as well?
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
It is a D&S investment.
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Gregory J. McKinley
Dougherty & Co. LLC
Okay. So given – I don't know, maybe can you just help me better understand – obviously, moving forward with an additional $50 million investment there, you feel like there is a fair amount of LNG or industrial gas related activity to support that. Does that really represent, I guess, maybe in 2015 just to build out, but in 2016 or 2017 where we see utilization of that facility and margin ramping with overhead absorption or how should we think about how rapidly you think that facility gets used with the demand in China?
_______________________________________________________

Samuel F. Thomas
Chairman, Chief Executive Officer and President
Our initial plan for the project was that it would be completed in 2014. With demand growing slower than planned (back in 2013 when we moved forward this project), we stretched out the investment through 2015. So you're correct that we will be doing some production on that site in the second half of 2015, but that it will be a 2016 ramp up. The China market, we're very confident in the long-term growth and use of LNG and in our products. But one facet we've learned of the China market and the growth markets in general is that the growth ramp-up is not linear. It's some significant stair-steps. But in order to capitalize on that and be a significant participant, you have to have production capacity available for what would seem to be rather dramatic compared to other parts of the world.
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Gregory J. McKinley
Dougherty & Co. LLC
Okay.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
And so that's what we are preparing for. I would love to say that as the building is finished, it will be operating at 100%, that's not the case, but we are sufficiently confident and believe that it's a wise investment to have that production capability ready and to utilize it as it's ready.
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Gregory J. McKinley
Dougherty & Co. LLC
Okay. Thank you. And then just the last two questions. With your cost reduction actions, can you help us understand what, I guess, non-segment operating expenses – or I don't know if you call it corporate G&A or sort of those unallocated operating expenses, where are we at from an annual run rate basis? It'd be question number one. And then secondly, in the E&C segment, you talked about competitive pressures maybe on margins, you also have some extra capacity in Wisconsin. How should we think about your margin outlook there and does it change at all during the course of the year?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
There is not much that's going to stay constant in 2015, Greg.
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Gregory J. McKinley
Dougherty & Co. LLC
Okay.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
There's a lot of moving parts. Many of those plans and where we'll come up, while we've taken immediate action on what was obvious, our plans going forward are developing and will be fleshed out significantly in the coming months.
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Gregory J. McKinley
Dougherty & Co. LLC
Thank you.
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thanks.
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Operator: Our next question comes from the line of Walter Liptak with Global Hunter Securities. Your line is now open. Please proceed with your question.
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Walter S. Liptak
Global Hunter Securities, LLC
Thank you. Good morning, everyone.
_______________________________________________________
Michael F. Biehl
Executive Vice President and Chief Financial Officer
Good morning.
_______________________________________________________
Walter S. Liptak
Global Hunter Securities, LLC
I wanted to ask just a clarifying question on the guidance, the $1.60 to $2.10, and just make sure I understand what's in there. I assume most part of the backlog is in there, so I wonder how much you're expecting to ship? And then currency, we talked about that. I'm sure that's in there, the $20 million in cost out. And, I guess, how much orders do you need to take in still in 2015 to reach that range?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
The upper-end had an initial assumption of roughly $1.1 million to $1.15 million of orders. However, a significant portion of that would be for lead times longer than being delivered in 2015. I think I would – I don't have a precise answer for you, but I would say that something like 80% to 90% of BioMed's order intake is assumed to occur in 2015, something like 60% to 65% of D&S' order intake is assumed to occur in 2015, and less than 20% of E&C's order intake is assumed to occur – I'm sorry, it might be 25% of E&C's order intake is assumed to occur in 2015.
So, a substantial part of E&C's shipment this year are already in backlog, something like 50% of the D&S' shipments – assumed shipments are in backlog, and less than 10% of BioMed's assumed shipments are in backlog currently.
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Walter S. Liptak
Global Hunter Securities, LLC
Okay. Great. Thanks for that. And how much of the cost out is assumed in your numbers?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
The $20 million is assumed in the forecast. There are additional assumptions of the amount of cost that comes out based on the first two quarter's order intake.
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Walter S. Liptak
Global Hunter Securities, LLC
Okay. Got it. And then kind of along those lines, in the prepared statement or release, you talked about the quote activity. And I wondered if you could help us or help characterize it, especially with the LNG liquefaction, are some of these quotes for these very large projects that when you get them, they fill in the backlog for 2016, 2017 or is it a number – a historically high number of smaller orders?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
There are elements of both. There are multiple projects in LNG liquefaction that range from roughly $20 million per order to those that are in excess of $100 million and would provide multiple years of backlog. Multiple years of execution, I should say.
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Walter S. Liptak
Global Hunter Securities, LLC
Okay. Thank you very much.
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Operator: Thank you. And we have a follow-up from the line of Rob Norfleet with Alembic Global. Your line is now open. Please proceed with your question. Pardon me, your phone maybe on mute. Due to no response, we'll move on to the next question, which comes from the line of Pavel Molchanov with Raymond James. Your line is now open. Please proceed with your question.
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Pavel S. Molchanov
Raymond James & Associates, Inc.
Thanks for taking the question, guys. We've seen several U.S. jurisdictions put in pretty strong regulatory standards against gas flaring, beginning with North Dakota last summer, and then the EPA rules taking effect this past month. Are you noticing any uplift in demand for the small scale liquefiers based on these regs?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
There's lots of discussion regarding small scale liquefaction.There are also challenges associated with it being cost effective for flare gas applications because of the challenges of providing cost effective gas clean-up prior to liquefaction. So I would say, yes, we're engaged in lots of discussions; no, we have not participated in significant sale of very small scale LNG. We have seen that a number of gas plants that were sold were intended to process the gas that has current or until recently been flared by collecting that gas along with liquids and processing at its central facilities. We have the indication that some of the orders we received late in the fourth quarter were gas processing plants intended for those applications.
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Pavel S. Molchanov
Raymond James & Associates, Inc.
Okay. That's helpful. And then just one more on China. I know you don't give guidance on a geographic breakdown. But directionally do you expect D&S revenue from the Chinese market to increase versus last year's levels?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yes. We do. Although the level of uncertainty due to current oil prices and what the Chinese government is going to do vis-à-vis excise taxes on diesel and pricing of gas is unclear at the moment and will be unclear until at least a month or so post Chinese New Year holiday, which is just coming to a close.
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Pavel S. Molchanov
Raymond James & Associates, Inc.
Okay. Now, it's useful color. I appreciate it.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thank you.
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Michael F. Biehl
Executive Vice President and Chief Financial Officer
All right.
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Operator: Our next question comes from the line of Alex Potter with Piper Jaffray. Your line is now open. Please proceed with your question.
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Alexander E. Potter
Piper Jaffray & Co.
Hi, guys. A question on gross margins for D&S and E&C. I guess summarizing things, your qualitative comments from earlier regarding competition, capacity utilization, forex, et cetera, it sounds as though implied within guidance is some degree of degradation in gross margin for both of those segments, would you say that's a fair statement?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
It is. And that's directly reflected if you look at our 2014 results versus our 2015 forecast, where we're forecasting earnings down on a nominal decrease in sales or flat sales.
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Alexander E. Potter
Piper Jaffray & Co.
Okay. Yeah, that's what I thought. And then I guess also I know that in the past you've spoken at least on a full year basis regarding what LNG-related revenue is as a percent of total revenue in D&S and in E&C. I was wondering if you could give an update on what that percentage was in 2014 as a full year?
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Yes. I don't have the numbers immediately at hand. Give me a moment, all right, I have seen them.
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Alexander E. Potter
Piper Jaffray & Co.
Okay. That's good. One other question, I guess, while you are digging through that is just thoughts on share buybacks. That's all I've got. Thanks, guys.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thoughts on share buyback, well I am trying to get someone, excuse me, I'm just going to put you on mute for just a moment.
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Alexander E. Potter
Piper Jaffray & Co.
Okay.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
I apologize, Alex. We had the percentages stated in our 10-K, I am just trying to look them up for you.
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Alexander E. Potter
Piper Jaffray & Co.
No problem.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Active share buyback, the board does consider on a usual, on an ongoing basis. While we feel that – I would just state broadly that while we feel shares are currently undervalued based on the medium term prospects of Chart and certainly significantly undervalued based on the long-term prospects of Chart, we're concerned that our share price is very responsive to oil price and that if oil price is driving the share price, then share price repurchases may not have the desired effect or may be swept away by changes in oil price. We've seen previously in cycles of this sort when there is oil price declines and recoveries very rapid movements in our share price.
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Alexander E. Potter
Piper Jaffray & Co.
Okay. Thank you. That's helpful.
_______________________________________________________

Samuel F. Thomas
Chairman, Chief Executive Officer and President
And then going back to your question of 2014 percentage of LNG, E&C and D&S combined, LNG sales were 30% of our total sales in 2014 and I believe we're filing our 10-K tonight and there is more detail around that comparable to what we've historically provided.
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Alexander E. Potter
Piper Jaffray & Co.
Okay. Thank you very much, guys.
_______________________________________________________
Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thank you.
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Operator: Thank you. And with no further questions in the queue, I would like to turn the call over to Sam Thomas for closing remarks.
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Samuel F. Thomas
Chairman, Chief Executive Officer and President
Thank you, Nicolas. As I've said earlier, 2015 is a challenging year. We all prefer to be operating in a business where growth is significant and opportunities seem imminent and we're producing growing earnings. We don't have that luxury. We run and we have a group of experienced people who are used to running a cyclic business on which we thought we had a very good growth platform with LNG, the pricing of oil has drawn that into question and caused a cyclic downturn. But our balance sheet has been structured to enable us to do that and we have all the skills necessary to operate successfully through a downturn.

Our focus is on continuing to serve our customers and provide them high value to get our cost structure right, so that we're not only prepared to operate profitably and generate cash in a downturn, but to respond very quickly to improvement in demand. And we think that the demand growth for LNG related applications will be significant for us.

At the same time, we're going to maintain the capability to pursue our strategic growth initiatives whether that means capacity expansion or bolt-on acquisitions. So, we plan to continue what we've been doing and be prepared to be able to serve customers extremely well, both through the downturn and through a subsequent cycle upward. Thank you very much for listening in today. Good bye.
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Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Have a good day, everyone.